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                                                               EXHIBIT 23.1

            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   We have issued our reports dated December 15, 1999 and September 22, 2000, respectively, accompanying the financial statements of Alpha Technologies Group, Inc. and Subsidiaries and National Northeast Corporation contained in the Registration Statement and Proxy Statement/Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Proxy Statement/Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP
-------------------------

GRANT THORNTON LLP

Houston, Texas

November 28, 2000